Exhibit 21

RTX Corporation
Subsidiary and Affiliate Listing
December 31, 2025

Entity Name	Place of Incorporation
ARINC Incorporated	Delaware
B/E Aerospace B.V.	Netherlands
B/E Aerospace, Inc.	Delaware
B/E Aerospace (UK) Limited	United Kingdom
Goodrich Aerospace Canada Ltd	Ontario
Goodrich Control Systems	United Kingdom
Goodrich Corporation	New York
Hamilton Sundstrand Corporation	Delaware
Hamilton Sundstrand Poland Sp. z o.o.	Poland
HS Marston Aerospace Ltd.	United Kingdom
IAE International Aero Engines AG	Switzerland
International Aero Engines, LLC	Delaware
Kidde Technologies Inc. *	Delaware
Pratt & Whitney Aero Engines International GmbH	Switzerland
Pratt & Whitney Canada (SEA) Pte Ltd	Singapore
Pratt & Whitney Canada Corp.	Nova Scotia
Pratt & Whitney Canada Distribution USA, LLC	Delaware
Pratt & Whitney Canada Leasing, Limited Partnership	Québec
Pratt & Whitney Component Solutions, Inc.	Michigan
Pratt & Whitney Engine Services, Inc.	Delaware
Pratt & Whitney Materials International Sàrl	Switzerland
Pratt & Whitney PurePower Engine Canada Distribution Corp./Distribution Canada Pratt & Whitney Moteur PurePower Cie	Nova Scotia
Pratt & Whitney THY Teknik Ucak Motoru Bakim Merkezi Limited Sirketi	Turkey
PW1100G-JM Engine Leasing, LLC	Delaware
Ratier-Figeac SAS	France
Raytheon Australia Pty Ltd.	Australia
Raytheon Company	Delaware
Raytheon Systems Limited	England
Rockwell Collins France S.A.S	France
Rockwell Collins, Inc.	Delaware
Rohr, Inc.	Delaware
Rosemount Aerospace Inc.	Delaware
RTX Corporation	Delaware
Shanghai Pratt & Whitney Aircraft Engine Maintenance Company Limited	China
* Kidde Technologies Inc. also conducts business as Kidde Aerospace & Defense, Fenwal Safety Systems and Kidde Dual Spectrum.
Other subsidiaries of the Registrant have been omitted from this listing since, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary, as defined by Rule 1-02 of Regulation S-K.